press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date     Immediate            contact     Ann Marie Luhr
November 19, 2013                716-687-4225

MOOG TO CALL 7¼% SENIOR SUBORDINATED
NOTES DUE IN 2018

East Aurora, NY, Moog Inc. (NYSE: MOG.A and MOG.B) announced today that a notice of redemption is being issued to the holders of the Company’s 7¼% senior subordinated notes (the “Notes”) due in 2018, to call and retire all of the outstanding Notes. The Notes, which are in the aggregate principal amount of $200 million, will be repurchased at 103.625% on December 19, 2013 pursuant to an early redemption right. Interest will be paid on the Notes through the redemption date. The trustee for the Notes is Wells Fargo Bank, N.A.

The Notes will be redeemed using proceeds drawn from the Company’s U.S. revolving credit facility. This transaction does not alter the Company’s financial projections for net earnings and diluted earnings per share for the full fiscal year 2014 that were included in its Form 10-K dated and filed on November 12, 2013. For the year ending September 27, 2014, net earnings are expected to be between $180 million and $189 million and diluted earnings per share are expected to be between $3.90 and $4.10.

For the first quarter of fiscal 2014 ending December 28, 2013, the Company estimates the cost of calling in the Notes to be approximately $.12 per share related to the call premium to be paid. This cost was not considered in the Company’s previous quarterly projections. Offsetting this will be lower interest costs over the remaining three quarters of the fiscal year 2014, also not previously considered in the Company’s projections. The full year impact on EPS will be negligible.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind turbines, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate

•	we operate in highly competitive markets with competitors who may have greater resources than we possess

•
we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs

•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings

•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted

•
contracting on government programs is subject to significant regulation, including rules related to bidding, billing, accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment

•	the loss of Boeing as a customer or a significant reduction in sales to Boeing could adversely impact our operating results

•	our new product research and development efforts may not be successful which could reduce our sales and earnings

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete

•	our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations

•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility

•
significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could adversely affect our earnings and equity and increase our pension funding requirements

•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth

•	our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities

•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments

•	unforeseen exposure to additional income tax liabilities may affect our operating results

•	government regulations could limit our ability to sell our products outside the United States and could otherwise adversely affect our business

•
the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages

•	future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business

•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs
These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.